Exhibit 99.3

EchoStar Announces Suite of Transformative Transactions to Delever Its Balance Sheet and Improve Its Debt Maturity Profile, Transition Its Strategic Focus and Pave the Road for it to Enhance and Further Deploy its Nationwide 5G Open RAN Wireless Network

•	Agreement to sell DISH DBS to DIRECTV refocuses portfolio on growing wireless and satellite connectivity markets

•	Raises $5.1 billion of capital from existing stakeholders for investment in nationwide 5G Open RAN network and other general corporate purposes

•	Funds near-term maturity and significantly reduces refinancing needs in the next 24-36 months

•	Provides access to approximately $1.5 billion of DISH Pay-TV cash flow pending closing of DISH DBS sale[1]

•	Conference call for EchoStar investors at 8:30 am ET Monday Sept 30th

ENGLEWOOD, Colo., September 30, 2024 – EchoStar Corporation (“EchoStar”), a global, fully integrated communication and content delivery leader and provider of technology, spectrum, engineering, manufacturing, networking services, television entertainment and connectivity, today announced a suite of transformative transactions, including:

•	an agreement to sell DISH DBS Corporation (“DBS”) (its Pay-TV business, which includes Sling TV) to DIRECTV creating a combined company that will be better positioned to invest in its services and negotiate with programmers for the content that consumers demand, delivering more choices and better value to its consumers;

•	the receipt of approximately $2.5 billion in new financing from TPG Angelo Gordon and certain co-investors at DBS to address its November 2024 debt maturity and provide interim liquidity;

•	various exchange offers to DBS bondholders providing the opportunity for its stakeholders to support the combination of the DBS and DIRECTV business and roll into the attractive combined credit;

•	a comprehensive financing solution and balance sheet optimization transaction at EchoStar through:

o	a Transaction Support Agreement with certain holders (the “DISH Supporting Investors”) of its subsidiary DISH Network Corporation’s 0% convertible notes due 2025 (the “2025 Notes”) and 3.375% convertible notes due 2026 (the “2026 Notes” and, together with the 2025 Notes, the “DISH Convertible Notes”) providing for the exchange of DISH Convertible Notes for new EchoStar secured notes maturing in 2030; and

o	a Commitment Agreement with certain of the DISH Supporting Investors to invest $5.1 billion of new capital in EchoStar through the purchase of EchoStar secured notes maturing in 2029.

1 Cash flow for period from June 30, 2024 to September 30, 2025.

Today’s announcements accelerate EchoStar’s mission of deploying a nationwide facilities-based wireless service to compete with dominant incumbent wireless carriers and its ability to further leverage its satellite assets and experience, including developing innovative direct-to-device (D2D) solutions.

U.S. consumers will benefit from EchoStar’s ability to focus more clearly on enhancing and further deploying its nationwide 5G Open RAN wireless network, which will provide more choices and better service to consumers under the Boost Mobile brand, while driving innovation at a faster pace.

“Today’s strategic actions will advance our ability to aggressively compete in the U.S. wireless market. Customers of legacy incumbents will be waking up and paying attention to our state-of-the-art network,” said Hamid Akhavan, President and Chief Executive Officer, EchoStar. “With an improved financial profile and a unique approach, we expect to gain share, drive shareholder value, and provide more options for U.S. wireless consumers. Our collaboration with our existing stakeholders to achieve this holistic recapitalization solution at EchoStar is a testament to their continued support of our vision, and we greatly appreciate their partnership and continued investment in our mission.”

DIRECTV Transaction; DBS Exchange Offers and TPG Angelo Gordon Financing

Under the terms of an equity purchase agreement between EchoStar and DIRECTV, DIRECTV will acquire EchoStar’s video distribution businesses, DISH and Sling TV, in exchange for the assumption of DBS debt and certain other consideration, including the release of all DISH Network intercompany obligations to DISH DBS. DBS has commenced exchange offers and consent solicitations for five different series of DBS notes with a total face value of approximately $9.75 billion, including seeking certain consents from the holders of such notes to facilitate the acquisition, including to convert such notes, upon closing of the acquisition, into DIRECTV debt which will have terms that mirror DIRECTV’s existing secured debt.

The transaction, which the boards of directors of both companies have unanimously approved, is expected to close in the fourth quarter of 2025. The transaction is subject to various closing conditions, including, but not limited to, a requisite amount of the outstanding DBS notes being tendered into the Exchange Offer, completion of a pre-closing reorganization, and receipt of required regulatory approvals.

In addition, TPG Angelo Gordon and certain co-investors have provided $2.5 billion of financing to DBS to fully refinance DBS’ November 2024 debt maturity and provide interim liquidity.

Furthermore, the release of intercompany obligations in connection with the closing of the transaction creates the ability for EchoStar to fully unencumber the 3.45-3.55 GHz spectrum unlocking incremental strategic and operating flexibility.

Comprehensive EchoStar Financing Solution and Balance Sheet Optimization

Under the terms of a Transaction Support Agreement between EchoStar and the DISH Supporting Investors collectively representing over 85% of the aggregate principal amount outstanding of the DISH Convertible Notes, all holders of DISH Convertible Notes will have the opportunity to exchange their DISH Convertible Notes for new secured notes and secured convertible notes of EchoStar maturing in 2030. The DISH Supporting Investors have committed to participate with all of their DISH Convertible Notes in the exchange. In addition, certain members of the DISH Supporting Investors and a related party of Charles W. Ergen, the Company’s chairman, have entered into a Commitment Agreement pursuant to which EchoStar will issue $5.1 billion of new senior secured notes maturing in 2029 for cash. These new notes will be secured by EchoStar’s AWS-3 and AWS-4 spectrum assets. The commitment of the Ergen related party is for $100 million of such notes and was unanimously approved by the Audit Committee of the Company’s Board of Directors.

The $5.1 billion new money financing from the Supporting Investors will provide EchoStar with significant capital for the buildout of its Boost Mobile nationwide 5G Open RAN network. The commitment from the DISH Convertible Notes will significantly improve EchoStar’s debt maturity profile through the extension of debt maturities from 2025 and 2026 to 2029.

Finally, the Company entered into subscription agreements with certain accredited investors and CONX Corp., a Nevada corporation (“CONX”) indirectly controlled by Charles W. Ergen (the “PIPE Investors” and the subscription agreements, the “Subscription Agreements”), pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to purchase from the Company an aggregate of 14.265 million shares (the “PIPE Shares”) of the Company’s Class A common stock, par value $0.01 per share, at a purchase price of $28.04 per share, the closing price for the Company’s Class A common stock on September 27, 2024, for an aggregate cash purchase price of approximately $400 million (such investment, the “PIPE Investment”). The portion of the PIPE Investment represented by the CONX Subscription Agreement represents an agreement to purchase from the Company an aggregate of 1.551 million shares of the Company’s Class A common stock for an aggregate cash purchase price of approximately $43.5 million. The CONX Subscription Agreement was unanimously approved by the Audit Committee of the Company’s Board of Directors. The PIPE Investment is conditioned on and expected to close concurrently with the closing of the DISH Convertible Notes exchange offers and new senior secured notes, subject to the terms and conditions set forth in the Subscription Agreements.

Advisors

J.P. Morgan acted as financial advisor to EchoStar for the DIRECTV and TPG Angelo Gordon transactions. Houlihan Lokey, Inc. served as financial advisor for the transactions with the DISH Supporting Investors. White & Case LLP served as legal advisor to EchoStar for both transactions.

Centerview Partners served as exclusive financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP served as exclusive legal advisor to the ad hoc group of holders of 2025 DISH Convertible Notes, and Perella Weinberg Partners served as exclusive financial advisor and Akin Gump Strauss Hauer & Feld LLP served as exclusive legal counsel to the ad hoc group of holders of 2026 DISH Convertible Notes.

Conference Call

EchoStar will host a conference call on Monday, September 30, at 8:30 a.m. ET to discuss these transactions. To attend the call, please dial the number below and provide the conference ID when prompted. A presentation to accompany the call will be available on ir.echostar.com at the time of the call.

Participant conference numbers: (877) 484-6065 (U.S.) and (201) 689-8846

Conference ID: 13749306

Please dial in at least 10 minutes before the call to ensure timely participation.

About EchoStar (NASDAQ: SATS)

EchoStar Corporation (Nasdaq: SATS) is a premier provider of technology, networking services, television entertainment and connectivity, offering consumer, enterprise, operator, and government solutions worldwide under its EchoStar®, Boost Mobile®, Sling TV, DISH TV, Hughes®, HughesNet®, HughesON™ and JUPITER™ brands. In Europe, EchoStar operates under its EchoStar Mobile Limited subsidiary and in Australia, the company operates as EchoStar Global Australia. For more information, visit www.echostar.com and follow EchoStar on X (Twitter) and LinkedIn.

©2024 EchoStar. Hughes, HughesNet, DISH and Boost Mobile are registered trademarks of one or more affiliate companies of EchoStar Corp.

No Offer

This communication is not intended to and does not constitute an offer to sell, buy or subscribe for any securities or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Note Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Such statements include, in particular, statements about potential exchange offers and financing transactions. These statements are neither promises nor guarantees but are subject to a variety of risks and uncertainties, many of which are beyond EchoStar and the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include the factors discussed under the section entitled “Risk Factors” of EchoStar and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”), and under the section entitled “Risk Factors” of EchoStar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC. EchoStar and the Company undertakes no obligation to update or supplement any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

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